AMENDMENT TO

                       AGREEMENT AND DECLARATION OF TRUST

                                       OF

                          HENDERSON GLOBAL ASSET TRUST


     WHEREAS, the Trustees have previously established a trust to carry on the business of an investment company; and

                  WHEREAS, the Trustees now desire the change the name of the Trust from "Henderson Global Asset Trust" to "Henderson International Growth Fund";

                  NOW, THEREFORE, the Trustees hereby declare that effective April 23, 1990 this Agreement and Declaration of Trust is hereby amended as follows:

     Article I, Section 1. is hereby amended and restated to read as follows:

                                    ARTICLE I
                              NAME AND DEFINITIONS

                                    Section 1. Name.  This Trust  shall be known
                  as Henderson International Growth Fund," and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.


                  IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this
instrument this 11th day of May,1990.


                                                   /s/ Richard Garland
                                                   Richard Garland, Trustee and
                                                   Vice President

                                                   3 Finsbury Avenue
                                                   London EC2M 2PA
                                                   England